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                                                                 Exhibit (a)(11)

                             AMENDMENT AND SUPPLEMENT TO
                                  OFFER TO PURCHASE

The Offer to Purchase dated November 15, 1996 is amended and supplemented as follows.


SECTION 1 - The sixth paragraph of Section 1 is amended and restated as follows:

    On November 1, 1996, Etablissements Delhaize Freres et Cie "Le Lion" S.A., the owner of approximately 52%(1) of the voting stock of Parent ("Delhaize"), and the Company, each, filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act (each a "Premerger Notification"). The applicable waiting period under the HSR Act would have expired on December 1, 1996. In order to provide the FTC and the Antitrust Division more time to review the proposed transaction without the necessity of issuing a second request under the HSR Act, Delhaize withdrew its Premerger Notification on November 27, 1996, and refiled the Premerger Notification with the Antitrust Division and the FTC on December 2, 1996. The waiting period is currently scheduled to expire at 11:59 p.m., New York City time, on December 17,
 1996. Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend such waiting period by requesting additional information from Delhaize. If such a request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by Delhaize with such a request. The waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. See Section 15 for additional information regarding the HSR Act.


SECTION 2 - The first paragraph of Section 2 is amended and restated in its entirety as follows:

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, in the event the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the later to occur of (i) the Expiration Date, and (ii) the satisfaction of the Regulatory Approval Condition (as defined in Section 14 below). Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance of payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply in whole or in part with any other applicable law. See Section 15.


SECTION 14 - Section 14 is amended and restated in its entirety as follows:

    14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including
Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may (subject to any such rule or regulation) delay the acceptance for payment of or payment for any tendered Shares, and may (except as provided in the Merger Agreement) amend or terminate the Offer as to any Shares not then paid for, if, prior to the Expiration Date,

----------

(1) Includes shares held of record by Delhaize's wholly owned subsidiary, Delhaize The Lion America, Inc., a Delaware corporation.

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    (i)  the condition that Shares representing at least a majority of the number of Shares outstanding on a fully diluted basis shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer shall not have been satisfied (referred to herein as the "Minimum Condition"), or

    (ii) at any time on or after the date of the Merger Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall have occurred and remain in effect other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of the Merger Agreement:

         (a) there shall have been any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer, the Merger or the Stockholders Agreement by any court of competent jurisdiction or other competent governmental or regulatory authority which, directly or indirectly, (1) prohibits, or imposes any material limitations on, Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of any portion of their or the Company's businesses or assets which is material to the business of the Company and its subsidiaries taken as a whole, or material to the business or assets of Parent or its subsidiaries taken as a whole or compels Parent or Purchaser (or their respective subsidiaries or affiliates) to dispose of or hold separate any portion of their or the Company's business or assets which is material to the business of the Company and its subsidiaries taken as a whole, or material to the business of Parent and its subsidiaries taken as a whole, (2) prohibits, restrains or makes illegal the acceptance for payment, payment for or purchase of Shares pursuant to the Offer or the Stockholders Agreement or the consummation of the Merger, (3) imposes material limitations on the ability of Purchaser or Parent (or any of their respective subsidiaries or affiliates) effectively to acquire or to hold or to exercise full rights of ownership of the Shares purchased pursuant to the Offer or the Stockholders Agreement including, without limitation, the right to vote such Shares on all matters properly presented to the Stockholders, (4) imposes limitations on the ability of Purchaser or Parent (or any of their respective subsidiaries or affiliates) effectively to control in any material respect any material portion of the business or assets of the Company and its subsidiaries taken as a whole, or any material portion of the business or assets of Parent and its subsidiaries taken as a whole, or (5) has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Offer or the other transactions contemplated by the Merger Agreement;

         (b) there shall be no instituted or pending action or proceeding before any governmental or regulatory authority (or any such action threatened by any governmental or regulatory authority) which (x) in the case of any such action or proceeding brought by any governmental or regulatory authority, seeks any order, decree or injunction having any effect set forth in (a) above or (y) in the case of any such action or proceeding brought by any other person, could reasonably be expected to result in any order, decree or injunction having any effect set forth in
    (a) above;

         (c) there shall have occurred and be continuing (1) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, (2) a decline of at least 35% in either the Dow Jones Average of Industrial Stock or the Standard & Poors Index after the date hereof, (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (4) any limitation (whether or not mandatory) by any governmental or regulatory authority on the extension of credit by banks or other financial institutions, (5) a commencement of a war or armed hostilities or other national or international crisis directly or indirectly involving the United States having a significant adverse effect on the functionality of the financial markets in the United States or (6) in the case of any of the foregoing existing on the date of the Merger Agreement, in the reasonable judgment of the Parent a material acceleration or worsening thereof;

         (d) the representations and warranties made by the Company in the Merger Agreement that are subject to, or qualified by, "material adverse effect," "material adverse change" or other materiality qualification shall not be true and correct or the representations and warranties made by the Company in the Merger Agreement that are not so qualified shall not be true and correct in any respect which could


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    reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole, or Parent and its subsidiaries taken as a whole, in each case as of the date of the consummation of the Offer as though made on and as of such date or, in the case of representations and warranties made as of a specific date earlier than the date of the consummation of the Offer, on and as of such earlier date;

         (e) the Company shall not have performed and complied with, in all material respects (without reference to any materiality qualifications contained therein), each agreement and covenant required by the Merger Agreement to be performed or complied with by it; or

         (f) the Merger Agreement shall have been terminated in accordance with its terms;

which (in the case of paragraph (a), (b), (c), (d) or (e) above) makes it inadvisable, as determined in the reasonable judgment of Purchaser, to proceed with the Offer or with such acceptance for payment or payment.

    Furthermore, notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may (subject to any such rule or regulation) delay the acceptance for payment of or payment for any tendered Shares, and may (except as provided in the Merger Agreement) amend or terminate the Offer as to any Shares not then paid for, if

         (x) any applicable waiting period under the HSR Act shall not have expired or terminated, prior to the expiration of the Offer, or (y) all permits, consents, approvals, waivers and actions of, filings with and notices to any governmental or regulatory authority or any other public or private third parties required of Parent, the Company or any of their respective subsidiaries to consummate the transactions contemplated by the Merger Agreement shall not have been obtained or taken prior to the expiration of the Offer (other than those the failure of which to be obtained or taken could not be reasonably expected to have a material adverse effect on Parent and its subsidiaries or the Company and its subsidiaries, in each case taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated by the Merger Agreement) and no such permit, consent, approval or waiver received or action taken shall be subject to any condition which could reasonably be expected prior to or following the consummation of the Offer to have a material adverse effect on either Parent and its subsidiaries taken as a whole, or on the Company and its Subsidiary taken as a whole, or otherwise result in a material diminution of the benefits of the Merger to Parent (referred to herein as the "Regulatory Approval Condition").

    The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such condition and, subject to the terms and conditions of the Merger Agreement, may be waived by Parent and Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent and Purchaser. Any determination in the reasonable judgment of Purchaser concerning any of the events described herein shall be final and binding. The failure by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


SECTION 15 - The sixth paragraph of Section 15 is amended and restated as follows:

    Pursuant to the HSR Act, Parent (acting on behalf of Delhaize, as provided under the HSR Act and the regulations thereunder) and Company each filed a Premerger Notification and Report Form (the "Premerger Notification") with the Antitrust Division and the FTC. Under the provisions of the HSR Act, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of the applicable waiting period. The waiting period was scheduled to expire on December 1, 1996. In order to provide the FTC and the Antitrust Division more time to review the proposed transaction without the necessity of issuing a second request under the HSR Act, Parent withdrew its Premerger Notification on November 27, 1996 and refiled the

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Premerger Notification with the Antitrust Division and the FTC on December 2,
1996. The waiting period is currently scheduled to expire at 11:59 p.m., New York City time, on December 17, 1996. Pursuant to the HSR Act, Parent has requested early termination of the waiting period, but there can be no assurance that early termination will be granted. Furthermore, if either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the applicable waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer will be extended and, in any event, the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with and for such additional time that the Parent voluntarily agrees to grant the FTC and/or the Antitrust Division to review this matter. Any such extension of the Offer will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated and no legal action against Parent be pending under the antitrust laws. See Section 2 and Section 14.


SECTION 17 - The first paragraph of Section 17 is amended and restated as follows:

    17. MISCELLANEOUS. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a reasonable effort to comply with any such state statute. If, after such reasonable effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    EXCEPT AS MODIFIED BY THIS SUPPLEMENT, THE TERMS IN THE OFFER TO PURCHASE, THE AMENDMENTS THERETO AND THE RELATED LETTER OF TRANSMITTAL REMAIN APPLICABLE IN ALL RESPECTS TO THE OFFER AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO PURCHASE, THE AMENDMENTS THERETO AND THE RELATED LETTER OF TRANSMITTAL.

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                                      SIGNATURE

    After due inquiry and to the best of each of the undersigned's knowledge and belief, the undersigned do hereby certify that the information set forth in this statement is true, complete and correct.


December 5, 1996                       KK ACQUISITION CORP.




                                       By: /s/ R. WILLIAM McCANLESS
                                       Name:     R. William McCanless
                                       Title:    Vice President



                                       FLI HOLDING CORP.




                                       By: /s/ R. WILLIAM McCANLESS
                                       Name:     R. William McCanless
                                       Title:    Vice President



                                       FOOD LION, INC.



                                       By: /s/ R. WILLIAM McCANLESS
                                       Name:     R. William McCanless
                                       Title:    Senior Vice President and
                                              Chief Administrative Officer